Exhibit 99.2

Letter Agreement and Term Sheet
Brookfield / Appaloosa

This Term Sheet contains certain understandings relating to the terms on which Brookfield Asset Management Inc. and its affiliates (collectively, “Brookfield”) and Appaloosa LP (“Appaloosa”) will engage in discussions with respect to the transactions described herein.  Neither Brookfield nor Appaloosa (nor any of its affiliates) shall have any obligation, express or implied, to propose or complete any transaction, or to enter into a Definitive Agreement, and any such person or entity may at any time, and for any reason or no reason at all, and without any liability, determine not to pursue or proceed with any transaction.  This Term Sheet supersedes and replaces any prior term sheet or discussions regarding the transactions described herein or any other potential transaction involving the parties hereto.

Structure; Ownership:
The parties intend to enter into a binding support agreement (the “Definitive Agreement”) setting forth the terms and conditions under which each party will agree to (i) support and cooperate with one another to acquire all of the equity interests currently held by SunEdison, Inc. (the “SUNE Shares”) in Terraform Power, Inc. and its subsidiaries (“TERP”), and (ii) subject all of their shares of TERP common stock (which do not include any TERP shares that may be held by counterparties to cash-settled total return swap agreements or similar derivative transactions) now owned or hereafter acquired, including the SUNE Shares (collectively, “TERP Shares”), to certain restrictions, including those described herein.

The parties expect that Brookfield and Appaloosa will each acquire a mutually agreed upon percentage of the SUNE Shares.  The parties acknowledge that the acquisition of the SUNE Shares by each party will be structured in a manner that (i) satisfies any applicable regulatory requirements and (ii) preserves and maximizes tax efficiencies for such party, as determined by such party in its sole and absolute discretion.

Exclusivity:
In consideration of the time and expense associated with exploring the transactions contemplated hereby and with the preparation of the Definitive Agreement, each party hereto, on its own behalf and on behalf of its officers, directors, equity owners, agents, representatives and controlled affiliates, agrees, for a period commencing on the date of this Term Sheet and expiring 90 days thereafter (or such other period agreed upon by the parties in writing) (the “Exclusivity Period”), not to negotiate or accept proposals from other persons or entities regarding one or more transactions that are comparable to the transactions provided for in this Term Sheet.

Transfer Restrictions:
From the date of this Term Sheet until the end of the Exclusivity Period neither party shall transfer, sell, dispose of, pledge or assign (whether directly, indirectly, voluntarily, involuntarily, by operation of law or otherwise) any of its TERP Shares unless in accordance with the terms of the right of first offer set out in this Term Sheet or with the prior approval of the other party; provided, however, that either party may transfer some or all of its TERP Shares to a controlled affiliate.

Right of First Offer:
If, during the Exclusivity Period, either Brookfield or Appaloosa (the “ROFO Seller”) wishes to transfer, sell, dispose of, pledge or assign (whether directly, indirectly, voluntarily, involuntarily, by operation of law or otherwise) any of its TERP Shares (“TERP Sale Shares”) it must first give a written notice (a “TERP Sale Notice”) to the other party (the “ROFO Purchaser”) offering the ROFO Purchaser the right to acquire in whole or in part such TERP Sale Shares for a cash purchase price equal to the volume-weighted average price for TERP’s Class A shares over the 5 consecutive NASDAQ global select market trading days immediately preceding and ending on the most recent trading day ended prior to the date of such TERP Sale Notice (the “ROFO Price”).

If the ROFO Purchaser wishes to exercise this right of first offer with respect to TERP Sale Shares, it must elect to do so by written notice to the ROFO Seller by close of business on the 1st trading day after the date on which the ROFO Purchaser receives a TERP Sale Notice with respect to such TERP Sale Shares (an “Election Notice”).  Failure to make such election will be deemed to be an election to not purchase the TERP Sale Shares specified in a TERP Sale Notice.

If the ROFO Purchaser elects to purchase TERP Sale Shares, the ROFO Seller must sell, and the ROFO Purchaser must purchase, the TERP Sale Shares by payment of the ROFO Price by the close of business on the 3rd trading day after the date on which the ROFO Seller receives the relevant Election Notice.

If the ROFO Purchaser does not elect to purchase the TERP Sale Shares specified in a TERP Sale Notice, the ROFO Seller may sell such TERP Sale Shares in one or more open market transactions during the 14-day period commencing on the latest date on which the ROFO Purchaser could have delivered an Election Notice with respect to such TERP Sale Shares.  If such TERP Sale Shares are not sold within such period, the right of first offer process described above shall apply to any transfer of such TERP Sale Shares.

Amendments:	This Term Sheet can only be amended with the approval of both Brookfield and Appaloosa.
Confidentiality:
Each of the parties shall keep its dealings with the other party (or any other entity controlled by the other party) as described herein and all other details of the proposed transactions described herein strictly confidential (collectively, the “Confidential Information”).  Confidential Information shall not include any information otherwise in the public domain, and Confidential Information may be disclosed by any party if such party is required by law, regulation or stock exchange requirement or any legal or regulatory authority to disclose the Confidential Information.  In addition, the Confidential Information may be disclosed by a party to its attorneys, accountants, consultants, agents, advisors, prospective lenders and investors and potential investors and other persons that reasonably need to know such information (the “Representatives”) so long as each such party is informed of the foregoing confidentiality requirement.  Each of the parties shall be responsible for any breach of this Confidentiality provision by any of its Representatives, as though a direct signatory hereto.  Nothing herein shall prevent any party from making any required securities filings.

Expenses:
Each of Brookfield and Appaloosa shall bear its own expenses in connection with the negotiation and execution of this Term Sheet, the Definitive Agreement and the documents and filings ancillary thereto.

Governing Law; Jurisdiction:
This Term Sheet will be governed by and construed in accordance with the laws of the State of New York (without regard to its conflicts of law rules).  The state and federal courts located in New York County, New York shall have exclusive jurisdiction over any disputes relating to this Term Sheet.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Term Sheet or the transactions contemplated hereby in the courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees to waive, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Term Sheet or the transactions contemplated hereby.

Binding Effect:	Except for the clause opposite the heading “Structure; Ownership”, the provisions of this Term Sheet are intended to be binding on the parties.

[Signature Page Follows]

Acknowledged and agreed as of the 22nd day of July, 2016.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Sachin Shah
Name: Sachin Shah
Title: Senior Managing Partner

APPALOOSA LP

By:	/s/ James E. Bolin
Name: James E. Bolin
Title: Partner